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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                              OF DELTAPOINT, INC.,

                            a California Corporation

    The undersigned John J. Ambrose and Donald B. Witmer hereby certify that:

    ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

    TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

    The name of this corporation is DeltaPoint, Inc.

                                   ARTICLE II

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

    A. CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue Twenty-Nine Million (29,000,000) shares. Twenty-Five Million (25,000,000) shares shall be Common Stock, and Four Million (4,000,000) shares shall be Preferred Stock.

    B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    C.  COMMON STOCK.

    1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

    2. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after distribution in full of any preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its shareholders, ratably in proportion to the number of share of Common Stock held by them.

    3.  REDEMPTION.  The Common Stock is not redeemable.
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    4.  VOTING RIGHTS.  The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE IV

    Section 1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    Section 2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

    Section 3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing Sections 1 or 2 of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of any agent of the corporation existing at the time of such repeal or modification.

    THREE The foregoing amendment has been approved by the Board of Directors of said corporation in accordance with the applicable provisions of Section 910(b) of the California General Corporation Law.

    FOUR The amendments and restatement have been duly approved by the required vote of the shareholders in accordance with sections 902 and 903 of the California Corporations Code. The total outstanding shares of the Corporation which were entitled to vote with respect to the amendments and restatement are 182,800 shares of Common Stock, 55,341 shares of Series A Preferred Stock, 83,018 shares of Series B Preferred Stock, 77,894 shares of Series C Preferred Stock, 112,564 shares of Series D Preferred Stock and 47,169 shares of Series E Preferred Stock. The number of shares voting in favor of the amendments and restatement equaled or exceeded the vote required, such required vote being 66(2/3)% of the outstanding shares of Common Stock, 50% of the outstanding shares of each series of Preferred Stock voting as a separate series, and 66(2/3)% of the outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting together as a class. Subsequent to such shareholder vote, all shares of Preferred Stock were converted to Common Stock and no shares of Preferred Stock remain outstanding.
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    IN WITNESS WHEREOF, the undersigned have executed this certificate on March
11, 1997.

                                /s/ JOHN J. AMBROSE
                                ------------------------------------------
                                John J. Ambrose, Chief Executive Officer

                                /s/ DONALD B. WITMER
                                ------------------------------------------
                                Donald B. Witmer, Secretary

    The undersigned certify under penalty of perjury that they have read the foregoing Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

    Executed at Monterey, California, on March 11, 1997.

                                /s/ JOHN J. AMBROSE
                                ------------------------------------------
                                John J. Ambrose, Chief Executive Officer

                                /s/ DONALD B. WITMER
                                ------------------------------------------
                                Donald B. Witmer, Secretary